Exhibit 23.1

Consent of Registered Public Accounting Firm

The Board of Directors of

Cubic Energy, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-172426) of our report dated October 15, 2013, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2013 and 2012, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2013, which report appears in this annual report on Form 10-K/A for the year ended June 30, 2013.

Philip Vogel & Co. PC

Dallas, Texas

March 17, 2014